Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-204906) of Shell Midstream Partners, L.P. of our report dated June 16, 2014, except with respect to our opinion on the financial statements insofar as it relates to the correction described in Note 2 as to which the date is September 22, 2014, relating to the financial statements of Mars Oil Pipeline Company, which appears in this Current Report on Form 8-K of Shell Midstream Partners, L.P. dated July 17, 2015.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 17, 2015